Exhibit 10.7

September 17, 2014

Ms. Bernice Kuca

[Home Address Redacted]

Dear Bernice:

It is with great pleasure that I extend to you a conditional offer of employment to join CoLucid Pharmaceuticals, Inc. as Vice President, Clinical and Regulatory Operations. As Vice President, Clinical and Regulatory Operations, you will be responsible for all aspects of design and execution of clinical trials as well as all aspects of regulatory interactions with both the Food and Drug Administration and foreign equivalents.

As you know, CoLucid is working toward the closing of its Series C financing, anticipated to be completed on or before January 13, 2015. Assuming we meet this target closing date, your employment will become effective on January 13, 2015. If for some reason the closing is delayed, your employment will become effective the day after closing, except that in the unlikely event that the Series C financing does not close by January 30, 2015, this letter and the conditional offer of employment herein will be automatically withdrawn and terminated as of February 1, 2015. On the date your employment becomes effective, your Consulting Agreement with CoLucid, dated July 18, 2011 (including all Project Statements thereunder), will be terminated and superseded in its entirety by the provisions of this employment letter and the enclosed Confidentiality, Inventions and Non-Competition Agreement, which we ask you to sign and return with this letter. Pending the effectiveness of your employment, the Consulting Agreement will remain in full force and effect unless and until it is terminated in accordance with its terms. By signing below, you will be signifying your agreement to these provisions.

As compensation for your employment, you will receive a starting salary of $225,000.00 on an annualized basis. You may also be eligible for incentive compensation up to 20% of your base salary based upon Company and individual performance. You are also a participant in the Company’s Employee and Consultant Transaction Incentive Plan dated August 9, 2012 which is appended to this letter, in lieu of equity or incentive stock option incentives. Of course, your participation in the Transaction Incentive Plan is subject to all of the terms and conditions of the Plan, including the Board’s right to terminate your participation in the Plan or to terminate the Plan in its entirety. You also will be eligible to participate in CoLucid’s employee benefit plans, subject to the eligibility requirements and other terms and conditions of such plans. Such employee benefit plans, which are subject to change from time to time, will be provided to you as they become available (the Company will be evaluating its current plans for revision during the month of September). In addition, during your initial year of employment, you will receive three weeks of paid time off (this includes all vacation days, sick days, personal days, etc.) to be used in accordance with CoLucid’s paid time off policy.

It is our understanding that you do not have any contractual obligations (such as a non-competition or non-solicitation agreement) with a former or current employer. If our understanding is incorrect, please notify us immediately. If you have a confidentiality obligation with a former or current employer, it is your responsibility to refrain from using or disclosing any protected confidential information during the course of your employment with CoLucid. If you have any questions about this responsibility, please let me know.

Although we hope your employment with CoLucid will be long and mutually beneficial, this letter is not a contract of employment or guarantee of employment for any specific duration. Your employment with CoLucid will be on an at-will basis, which means either you or CoLucid may terminate the employment relationship at any time for any reason.

If this offer is acceptable, please indicate your acceptance by signing and dating this letter where indicated below and returning the signed original to me, along with the enclosed Confidentiality, Inventions and Non-Competition Agreement, by September 30, 2014. A duplicate copy of this letter is enclosed for your file.

We are excited to have you join the CoLucid team. We are confident that you will make a valuable contribution to our growing organization and will find working here challenging and rewarding. Should you have any questions, please do not hesitate to contact me.

Sincerely,

/s/ Thomas P. Mathers

Thomas P. Mathers
Chief Executive Officer

ACCEPTED:

/s/ Bernice Kuca
Bernice Kuca

Date:	25 September 2014